Exhibit 99.1

Contact:	J. Alexander Fjelstad, CEO or
Jeffrey B. Murphy, CFO
RTW, Inc.
(952) 893-0403

RTW, INC. REPORTS IMPROVED A.M. BEST RATING

A.M. Best Increases the Financial Strength Rating of RTW’s Subsidiary from B- to B

MINNEAPOLIS, MN — April 1, 2003, RTW, Inc. (Nasdaq: RTWI) reported today that A.M. Best Co. (Best) increased the financial strength rating of American Compensation Insurance Company (ACIC), a subsidiary of RTW, Inc., to B from B-. Best cited improved capitalization and operating performance as the primary factors contributing to the increase. The Company increased the capital and surplus to $26.8 million in 2002 from $19.5 million in 2001 as a result of improved operations in 2002.

     According to Best, “The rating change reflects a new, experienced management team in place since December 2001, further, the Company has closed unprofitable regions, reduced premiums in force, improved pricing and refocused on its specific underwriting niche and intense claims and case management.” “Using its proprietary claims and case management system, ACIC consistently closes claims more quickly and at a lower average cost per claim than the rest of the workers’ compensation industry. Surplus increased considerably in 2002.” “The rating outlook is stable at this time.”

     J. Alexander Fjelstad, President and Chief Executive Officer of RTW said, “We are very pleased with the rating improvement announced today by Best. This is a very positive action from Best and confirms the commitment that we made in 2002 to improve operations, increase profitability, increase capital and surplus in ACIC and successfully position the Company to receive an improved rating from Best. We believe that the rating improvement affirms the actions that we have taken to date. We expect continued profitability in 2003.”

     RTW, Inc., based in Minneapolis, Minnesota, manages workers’ compensation programs for insured and self-insured employers using its proprietary management systems, the RTW SOLUTION® and ID15®. RTW’s workers’ compensation management system is designed to lower employers’ costs and return injured employees to work as soon as possible. RTW offers its services to employers in Minnesota, Wisconsin, South Dakota, Colorado, Michigan and Indiana. Clients span many industries, including manufacturing, health care, hospitality and wholesale/retail.

     RTW, Inc. is traded on the Nasdaq National Market under the symbol RTWI. For more information on RTW, Inc., please visit www.rtwi.com.

     Safe Harbor Statement: Some of the statements made in this News Release, as well as statements made by the Company in periodic press releases and oral statements made by the Company’s officials to analysts and shareholders in the course of presentations about the Company, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things: (i) the Company’s ability to retain renewing policies and write new business with a B (Unsecure) rating from A.M. Best; (ii) the Company’s ability to continue to increase pricing in the markets in which it remains; (iii) the ability of the Company’s reinsurers to honor their obligations; (iv) the Company’s ability to accurately predict claim development; (v) the Company’s ability to manage both its existing claims and new claims in an effective manner; (vi) the Company’s experience with claims frequency and severity; (vii) competition and the regulatory environment in which the Company operates; (viii) general economic and business conditions; (ix) the Company’s ability to obtain and retain reinsurance at a reasonable cost; (x) changes in workers’ compensation regulation by states, including changes in mandated benefits or insurance company regulation; (xi) interest rate changes; and (xii) other factors as noted in the Company’s other filings with the SEC. This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact the Company’s future performance.